Exhibit 10.15

Execution Version

Phoenix Guarantor, Inc.

1901 Campus Place

Louisville, Kentucky 40299

March 5, 2019

Kohlberg Kravis Roberts & Co L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Re:	Amended and Restated Monitoring Agreement

Ladies and Gentlemen:

On December 7, 2017, PharMerica Corporation, a Delaware corporation (“PharMerica”), entered into that certain monitoring agreement dated as of December 7, 2017 (the “Original Agreement”) with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Walgreens Boots Alliance, Inc. (“WBA”, together with KKR, each, a “Manager” and, collectively, the “Managers”) regarding consulting services to be provided to PharMerica and its direct and indirect subsidiaries and divisions, and parent holding companies and controlled affiliates. In connection with the acquisition of Onex ResCare Holdings Corp., a Delaware corporation (“BrightSpring” and the closing of such acquisition, the “BrightSpring Closing”) by a wholly-owned subsidiary of Phoenix Parent Holdings Inc. on the date hereof, the parties to the Original Agreement desire to provide for the engagement of the Managers by the parent corporation of PharMerica and BrightSpring, Phoenix Guarantor Inc. (the “Company”) and to amend and restate the Original Agreement as follows:

1. The Company hereby engages each Manager, and each Manager hereby accepts such engagement, to provide to the Company and its direct and indirect subsidiaries and divisions, and parent holding companies and controlled affiliates (collectively, the “Company Group”), when and if called upon, such consulting services as mutually agreed by each Manager and the Company, which consulting services may include, without limitation: (i) general management consulting services; (ii) assistance with the identification and analysis of acquisitions and dispositions by the Company Group; (iii) assistance with the identification and analysis of financing arrangements, including, without limitation, in connection with acquisitions, capital expenditures and indebtedness; (iv) assistance with the development and analysis of financial projections, the monitoring of compliance with financing agreements and other finance-related support; (v) assistance with the search for and recruiting of new executives, the evaluation of the performance of existing executives, and other human resources-related services, but in each case excluding the formulation, promulgation, monitoring or execution of personnel policies or personnel decision making; and (vi) other services for the Company Group upon which the Company and each Manager may expressly agree from time to time. Commencing on the date hereof (the “Effective Date”), the Company agrees to pay each Manager (or such affiliate(s) as such Manager may designate) its Pro Rata Share (as defined below) of an aggregate annual fee (the “Fee”) in an amount equal to 1% of the Consolidated EBITDA (as defined below) of the Company for the preceding fiscal year; provided that the Fee for fiscal year 2019 shall be $3,680,000 subject to pro ration to reflect that the fee with respect to the period from January 1, 2019 through the day immediately preceding the BrightSpring Closing will be determined in accordance with the Original Agreement and the portion of the Fee with respect to the period from the date of the BrightSpring Closing through March 31, 2019 will be determined in accordance with this letter agreement. The Fee shall be payable in cash in quarterly installments in arrears as soon as reasonably practicable following the end of each fiscal quarter of the Company. The Managers shall split the Fee so that each Manager shall receive a portion of the Fee equal to its Pro Rata Share (as defined below) of such Fee. The final quarterly Fee shall be pro rated (if applicable) to reflect the portion of the fiscal quarter that has elapsed as of the termination of this letter agreement. For the purpose hereof, “Pro Rata Share” of a Manager shall mean a fraction, the numerator of which is the aggregate number of shares of Common Stock (as defined in the Amended and Restated Stockholders Agreement of Parent dated as of the date hereof (as amended, supplemented or modified from time to time, the “Stockholders Agreement”)) held by affiliates of such Manager and such affiliates’ Permitted Transferees (as defined in the Stockholders Agreement) and the denominator of which is the total number of shares of Common Stock held by affiliates (or such affiliates’ Permitted Transferees) of all of the Managers outstanding at the time of the payment of the Fee. The Parties agree that as of the date of this letter agreement, the Pro Rata Share for KKR is 70% and the Pro Rata Share for WBA is 30%. The term “Consolidated EBITDA” shall have the meaning given to such term in that certain First Lien Credit Agreement, dated as of the date hereof, by and among Parent, the Company, as borrower, Morgan Stanley Senior Funding Inc. as administrative agent and collateral agent, and each lender from time to time party thereto (as amended, supplemented or modified from time to time, the “First Lien Credit Agreement”).

2. Following the Effective Date, from time to time the Company Group may engage each Manager or its affiliates to provide consulting services of the type described in paragraph 1 in connection with any acquisition, divestiture or other transaction by the Company Group, and such Manager or such affiliate may charge the Company a customary fee (a “Transaction Fee”) for services rendered in connection therewith or in connection with providing consulting services with respect to any acquisition, divestiture or other transaction, including but not limited to equity and debt financings and restructurings, in each case, by or involving the Company Group, provided that the Managers and the Company agree that any such Transaction Fee shall be payable to the Managers in accordance with their respective Pro Rata Shares. For the avoidance of doubt, in connection with any Transaction Fee, the Company Group may enter into separate agreements pursuant to which each Manager or its affiliates may be entitled to receive its Pro Rata Share of such Transaction Fee. In addition to any fees that may be payable to each Manager under this letter agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 3), reimburse each Manager and its affiliates (including without limitation any of its or such affiliates’ respective employees, representatives, agents and consultants), from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed out-of-pocket expenses incurred to the date hereof, in connection with the retention and services provided hereunder, including travel expenses and other disbursements and expenses of any legal, tax, accounting or other professional advisors to such Manager or its affiliates. Each Manager may submit monthly expense statements to the Company or any other member of the Company Group for such out-of-pocket expenses, which statements shall be payable within thirty days.

3. This letter agreement shall continue in effect from year to year unless amended or terminated by the consent of all of the parties hereto. In addition, (i) the Company may terminate this letter agreement with respect to any Manager by delivery of a written notice of termination to such Manager at any time after such Manager and its affiliates no longer hold any equity interests, directly or indirectly, in the Company and (ii) this letter agreement terminates with respect to any Manager and such Manager shall cease to be a party to and be bound by or have any rights under this letter agreement on the date such Manager provides written notice to the Company to terminate this letter agreement with respect to such Manager; provided, however, that in the event of such a termination, the Company shall pay in cash to such Manager its Pro Rata Share of the unpaid Fee (and its Pro Rata Share of any unpaid Transaction Fees, if applicable) payable to such Manager hereunder and all expenses due under this letter agreement to such Manager with respect to periods prior to the termination date. In addition, (i) in connection with the consummation of a Change in Control (as defined below), the Company may terminate this letter agreement by delivery of a written notice of termination to each Manager and (ii) immediately following the consummation of an Initial Public Offering (as defined below), this letter agreement shall automatically terminate unless the Company, by delivery of a written notice to each Manager prior to such consummation, otherwise elects to continue this letter agreement in full force and effect. In the event of a termination of this letter agreement pursuant to the immediately preceding sentence, the Company shall upon such termination pay in cash to each Manager (i) its Pro Rata Share of all unpaid Fees payable to such Manager hereunder and all expenses due under this letter agreement to such Manager with respect to periods prior to the termination date, plus (ii) if, following such termination, KKR continues to be a “significant stock or equity holder” (as described below) of the Company (or its acquirer or the surviving entity in a sale, merger or similar transaction), the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Fees that would have been payable to both of the Managers, in the aggregate, with respect to the period from the termination date through the earlier of (x) the date that is three years and 182 days after the termination date and (y) December 31, 2028 (for such purposes assuming that the Pro Rata Share for such periods is the same as the Pro Rata Share as in effect at the date of termination and further assuming that the Fee for such periods is the Base Amount at the date of termination and increased on January 1 of each subsequent year after the termination date by the Per Annum Escalator. “Base Amount” means Consolidated EBITDA for the most recently completed four financial quarter periods of the Company prior to the termination date (the “Base Period”), and “Per Annum Escalator” means the per annum percentage increase in Consolidated EBITDA, if any, of the Base Amount over the Consolidated EBITDA for the four financial quarter period immediately preceding the Base Period; provided that this per annum escalator shall not exceed 5%, provided, further, that if such percentage is negative, it shall be deemed to be 0%. KKR will be considered a “significant stock or equity holder” if (a) KKR, its affiliates, entities advised by KKR or its affiliates, and any co-investors of KKR in aggregate own or control 10% or more of the stock or other equity interests in the relevant entity and (b) at least one KKR Manager or co-investor employee or designee of KKR serves as or is expected to serve as a member of or observer at the board of directors or similar governing body (or, in the absence of such service or expected service, if KKR, an affiliate of KKR or a co-investor has the right to appoint or nominate such a director or observer). For the purposes hereof, “Change in Control” means (i) the sale, transfer or other disposition of all or substantially all (i.e., at least 80%) of the assets (in one transaction or a series of related transactions) of the Company to any person (or group of persons acting in concert), including WBA and its affiliates, other than to (x) KKR and its affiliates, (y) any employee benefit plan (or trust forming a part thereof) maintained by any member of the Company Group or (z) any other person of which a majority of its voting power or other equity securities is beneficially owned, directly or indirectly, by the Company (any entity in clause (y) or (z), a “Controlled Party”), or (ii) a merger, recapitalization or other sale (in one transaction or a series of related transactions) of the Company to a person (or group of persons acting in concert) that results in any person (or group of persons acting in concert), including WBA and its affiliates, (other than (x) KKR and its affiliates or (y) any Controlled Party), owning more than 50% of the stock of the Company (or the equity securities of any surviving or parent company after a merger). For the avoidance of doubt, none of an Initial Public Offering, a stock dividend or distribution, a stock split or any other similar change to the capital structure of the Company shall constitute a Change in Control. For the purpose hereof, “Initial Public Offering” means the first firm commitment underwritten sale of stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto).

4. The Company (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the obligations of the Company under paragraphs 1, 2 and 3 shall be borne jointly and severally by each member of the Company Group.

5. Each party hereto represents and warrants that the execution and delivery of this letter agreement by such party has been duly authorized by all necessary action of such party.

6. The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, each Manager with such information (the “Information”) as such Manager reasonably believe appropriate to its engagement hereunder. The Company acknowledges and agrees that (i) each Manager will rely on the Information and on information available from generally recognized public sources in performing the services contemplated hereunder and (ii) neither Manager assumes responsibility for the accuracy or completeness of the Information or such other information.

7. Each Manager will keep the Information confidential, provided that (i) each Manager may share the Information with its affiliates and with its and its affiliates’ members, partners, equityholders, controlling persons, directors, officers, employees, legal, tax and other professional advisors, agents and other representatives (in respect of each Manager, collectively, such Manager’s “Representatives”) (provided that, for the purpose of this paragraph, none of such persons shall be deemed a “Representative” unless such person has been furnished with Information pursuant to paragraph 6) and (ii) the Information must only remain confidential so long as, and to the extent that, such Information (a) is not or does not come into the public domain, other than as a result of a breach of this letter agreement by the such Manager, (b) was not in the possession of such Manager or any of its Representatives prior to disclosure by the Company Group to such Manager or such Representative or (c) was not otherwise disclosed to such Manager or any of its Representatives, provided that the source of such Information was not known by such Manager or such Representative to be bound by any confidentiality obligation to the Company in respect of such Information. In the event that either Manager or any of its Representatives are requested or required by law, regulation or other applicable legal, judicial, governmental or mandatory administrative process or pursuant to an audit or examination by a regulator, bank examiner of self-regulatory organization and, in the case of any such Representatives that are accounting firms, the applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder to disclose any Information to any such authority, such Manager or such Manager’s Representative may disclose the portion of the Information that is requested or required by law, and the Company waives such Manager’s or such Representative’s compliance with the terms hereof with respect to such disclosure.

8. The Company (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the services provided by any Manager hereunder are being provided subject to the terms of the Amended and Restated Indemnification Agreement, dated as of the date hereof, by and among the Managers, Phoenix Parent Holdings Inc., the Company, PharMerica, BrightSpring and such other persons party from time to time thereto (as the same may be amended from time to time, the “Indemnification Agreement”).

9. Any advice or opinions provided by either Manager may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors acting on the Company Group’s behalf and who are bound by obligations of confidentiality), except with the prior written consent of such Manager.

10. The Company hereby grants each Manager and its affiliates a non-exclusive license to use the trademarks and logos of the Company and its subsidiaries in connection with describing such Manager’s (or its affiliate’s) relationship with the Company and the other members of the Company Group.

11. The parties agree that, in respect of the transactions contemplated by this letter agreement, each Manager is an independent contractor of the Company and is not acting as a fiduciary, partner, agent or joint venturer of the Company. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that (i) neither this letter agreement nor any right, interest or obligation hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto and (ii) any assignment by either Manager of its rights but not the obligations under this letter agreement to any entity directly or indirectly controlling, controlled by or under common control with such Manager shall be expressly permitted hereunder and shall not require the prior written consent of the other parties hereto. Nothing in this letter agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this letter agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this letter agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or any other member of the Company Group, or any present or future creditor of the Company or any other member of the Company Group, any rights or remedies under or by reason of this letter agreement or any performance hereunder.

12. Neither of the Managers, its affiliates or any of its or such affiliates’ respective employees, officers, directors, managers, representatives, agents, consultants, partners, members,

stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages, lost profits and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder, unless such damages, losses or expenses result directly from the bad faith or willful misconduct of such Manager or from fraud of such Manager. The Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Managers shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future employee, officer, director, manager, representative, agent or consultant of either of the Managers (or any of their respective successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of either of the Managers (or any of their respective successors or permitted assignees) or any affiliate thereof or against any former, current or future employee, officer, director, manager, representative, agent, consultants, partner, member, stockholder or affiliate of any of the foregoing (in respect of each Manager, collectively, such Manager’s “Managers Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or its affiliates against any of the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

13. In recognition that each Manager and any of the Manager Affiliates (other than the Company Group) currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Manager Affiliates (other than the Company Group) may serve as a manager, a director or in some other capacity, and in recognition that each Manager and any of the Manager Affiliates (other than the Company Group) have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand and such Manager (or one or more of its Manager Affiliates (other than the Company Group), or, in the case of KKR, its associated investment funds or portfolio companies, or clients of KKR), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties that may confront such Manager in determining the full scope of its duties in any particular situation, the provisions of this paragraph 13 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve such Manager. Except as each Manager may otherwise agree in writing after the date hereof: (a) such Manager and its Manager Affiliates (other than the Company Group) will have the right: (i) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries) or invest, own or deal in securities of any other person so engaged in any business, (ii) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (iii) to take any other action that such Manager believes in good faith is necessary or appropriate to fulfill its obligations as described in the first sentence of this paragraph 13, and (iv) not to present potential transactions, matters or business opportunities to the Company or any other member of the Company Group, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person; and (b) such Manager and its Manager Affiliates (other than the Group) will have no duty

(contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in this paragraph 13, and the Company, on its own behalf and on behalf of its affiliates, hereby renounces and waives any right to require either Manager or any of the Manager Affiliates (other than the Group) to act in a manner inconsistent with the provisions of this paragraph 13.

14. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action or proceeding arising out of this letter agreement or the transactions contemplated hereby (whether in contract, tort, by statute, or otherwise) shall be brought in the federal or state courts sitting in the County of New York, in the State of New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the retention of the either Manager pursuant to, or the performance by such Manager of the services contemplated by, this letter agreement.

15. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, facsimile, electronic mail or hand delivery:

if to KKR:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

Attention: Jim Momtazee

E-mail:

with a copy (which shall not constitute notice to KKR) to:

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Attention: David Sorkin

E-mail:

if to WBA:

Walgreens Boots Alliance, Inc.

104 Wilmot Road, MS#10438

Deerfield, IL 60015

Attention: Roger Phillips, Vice President, M&A

     Joseph H. Greenberg, Vice President, Global M&A-Legal

Email:

with a copy (which shall not constitute notice to WBA) to:

Weil, Gotshal & Manges, LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Facsimile No.:

E-mail:

if to the Company:

Phoenix Guarantor Inc.

1901 Campus Place

Louisville, Kentucky 40299

Attention: Tom Caneris

E-mail:

or to such other address as any of the above shall have designated in writing to the others listed above. All such notices and communications shall be deemed to have been given or made (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile or e-mail (with written confirmation of transmission), (iii) when received by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) one business day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the addresses and facsimile numbers set forth above (or to such other address or facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision).

16. The Company acknowledges and agrees that KKR and certain of its affiliates are authorized and regulated by certain regulatory authorities, such as the United States Securities and Exchange Commission and the Financial Conduct Authority in the United Kingdom and are subject to the supervision of such regulatory bodies. Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this letter agreement shall restrict the ability of KKR and its affiliates to comply and satisfy regulatory requests of a regulatory authority or otherwise prevent KKR or its affiliates from discharging their regulatory obligations as regulated entities.

17. If any term or provision of this letter agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this letter agreement invalid or unenforceable in any respect.

18. It is expressly understood that paragraphs 8 through 20 (inclusive), in their entirety, shall survive any termination of this letter agreement.

19. This letter agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between the Managers and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that neither Manager makes any representation or warranty in connection with this letter agreement or with respect to any service or statement to be provided pursuant this letter agreement, except as may be specifically enumerated in a written document signed by an authorized officer of such Manager and delivered to the Company as provided herein. The Company agrees that any acknowledgment or agreement made by the Company in this letter agreement is made on behalf of the Company and the other members of the Company Group. This letter agreement may not be amended except with the prior written consent of the Company and each Manager. Any waiver of, or consent pursuant to, any provision of this letter agreement must be in writing and is effective only to the extent specifically set forth therein. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right hereunder. References to “herein,” “hereto” or words of similar import refer to the entire letter agreement (including all exhibits attached hereto) and not to only one provision. Any rule of construction based on the identity of the party who drafted this letter agreement shall be disregarded.

20. This letter agreement may be executed in counterparts, each of which shall be deemed an original letter agreement, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding letter agreement among us.

Very truly yours,

PHOENIX GUARANTOR INC.

By:	/s/ Robert Dries

Name: Robert Dries
Title: Treasurer

[Amended and Restated Monitoring Agreement – Signature Page]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding letter agreement among us.

Very truly yours,

PHARMERICA CORPORATION

By:	/s/ Robert Dries

Name: Robert Dries
Title: Executive Vice President and Chief Financial Officer

[Amended and Restated Monitoring Agreement – Signature Page]

AGREED TO AND ACCEPTED BY:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ Max Lin
Name: Max Lin
Title: Member

[Amended and Restated Monitoring Agreement – Signature Page]

AGREED TO AND ACCEPTED BY:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: SR. VP. Global M&A

[Amended and Restated Monitoring Agreement – Signature Page]